January 12, 2000



Michael Stone
3350 County Line Road
Skaneateles, NY 13152

Dear Michael:

We are pleased to offer you the position of Vice President of Sales and Marketing at Schick Technologies, Inc., reporting to Jeff Slovin, President. In that position, you will have total responsibility for sales and marketing of all Schick Technologies products, domestically and internationally. Your starting salary will be $3365.38 per week (which annualized amounts to $175,000) commencing on your first day of employment. In addition, you will be given:

o An annual performance bonus tied to 0.5% of earnings before income taxes, depreciation and amortization (EBITDA).
o    A guaranteed salary (minimum) for twenty-four (24) months.
o Six months severance and pro-rated bonus for dismissal for any reason other than cause.
o 50,000 options; 25,000 on your employment start date and the balance, 25,000 six months later. The vesting schedule for each group will be over four (4) years; 25% vesting at the first anniversary, 50% at the second, 75% at the third, and 100% at the fourth anniversary.
o An additional 25,000 options granted on the third anniversary date based upon: Achievement of a minimum of $30 million in annual revenues. Achievement of a minimum of $5 million in annual EBITDA.
o Immediate vesting of 50% of unvested options upon termination for other than cause.
o    Immediate  vesting of 100% of unvested  options  upon change of  management control.
o A $25,000 relocation allowance in the first year; up to $25,000 reimbursement for expenses (over the first $25,000) incurred prior to end of second year.

Our benefits offering includes a life, medical and dental insurance package commencing after 3 months of employment, and which is 25% contributory; and a 401(k) plan, for which you will be eligible after six months. You will also be entitled to 15 vacation and 5 sick/personal days annually.

In anticipation of your acceptance, welcome to Schick Technologies, Inc. You are joining the company at a very exciting time as we look forward to continued growth and a more enhanced position in the marketplace.

If you should have any questions or require additional information, please do not hesitate to contact me.


Sincerely,
                                           Please retain the original letter and
/s/ Arthur S. King                         indicate your acceptance by signing
                                           and returning the copy:
Arthur S. King
Human Resources Manager
                                           /s/ Michael Stone
                                           -------------------------------------
                                                       Michael Stone